EXHIBIT 99.1

Sunset Island Group Announces CBD/Hemp Oil Dietary Supplement Products for the $200 Billion Dietary Supplements Market

Sunset Island Group, Inc. (OTCQB: SIGO) announced today that it has begun development of CBD dietary supplement product. The initial product will feature a 2-oz stress relief beverage made from highest quality legal Hemp/CBD oil and real fruit. The products will initially be sold through the company’s website. The Company expects to expand by selling though Amazon and other retailers. The Company will continue to develop products that will address the demands in the global dietary supplements market which is targeted to soon reach beyond $200 billion. Consumer Hemp/CBD sales reached $85 million in 2015 and could reach $115 million this year, according to The CBD Report by The Hemp Business Journal. By 2020, analysts project that the market could surpass $2 billion in size. Hemp/CBD is legal in all 50 states.

The product will be developed by trained French Chef and with over 20 years’ experience in Product Development and Food Production and who also has developed products from their concept stage to national distribution that have generated over $100 million in sales.

Notice Regarding Forward-Looking Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate.

Contact:

Sunset Island Group

info@sunsetislandgroup.com

(424) 239-6230